Exhibit (13)(b)

John Hancock Investment Management Services, LLC 601 Congress Street Boston, MA 02210
September 20, 2012
To the Trustees of:
John Hancock Funds II
601 Congress Street
Boston, MA 02210
Re:     Amended and Restated Expense Limitation Agreement and Voluntary Expense Limitation Notice
With reference to the Amended and Restated Advisory Agreement dated September 26, 2008, entered into by and between John Hancock Investment Management Services, LLC (the “Adviser”) and John Hancock Funds II (the “Trust”), as amended, on behalf of each series of the Trust (each, a “Fund” and collectively, the “Funds”), we hereby notify you as follows:
1. The Adviser agrees to waive its management fee for each Fund or, to the extent necessary, bear other expenses, as set forth in the Appendix attached hereto. As noted in the Appendix, certain waivers are voluntary and may be terminated at any time by the Adviser upon notice to the Trust.
2. We understand and intend that you will rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statement on Form N-1A for the Trust and the Funds with the Securities and Exchange Commission and in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit you so to rely.
Very truly yours,
JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:
Name: Jeffrey H. Long
Title: Chief Financial Officer
ACCEPTED BY:
JOHN HANCOCK FUNDS II

By:
Name: Charles A. Rizzo
Title: Chief Financial Officer

Class Level Contractual Expense Limitations
For each Fund listed in the table below, the Adviser contractually agrees to reduce its management fee or, if necessary, make payment to each of the following share classes of the Fund in an amount equal to the amount by which “Expenses” of the share class exceed the percentage of average annual net assets (on an annualized basis) attributable to the class as outlined in the table below.
“Expenses” means all fund level and class specific operating expenses, excluding (a) taxes, (b) brokerage commissions, (c) interest expense, (d) underlying fund expenses (“acquired fund fees”), (e) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business and (f) short dividend expense. The current expense limitation agreements expire on the dates specified, unless renewed by mutual agreement of the Fund and the Adviser based upon a determination that this is appropriate under the circumstances at that time.

				Expiration Date of
Fund	Class A	Class I	Class NAV	Expense Limit
International Growth Equity Fund	1.35%	1.10%	N/A	January 31, 2015

2